Exhibit 99.1


SAFE TECHNOLOGIES DEVELOPING STRATEGY FOR EARNINGS PER SHARE

PALM BEACH, Fla., November 19, 2002 - Safe Technologies International, Inc. (OTC Bulletin Board: SFAD- news) issued a statement today.

Michael J Posner, President, said, "Management would like to report to shareholders that phase one of Management's Y2002 - Y2003 Business Plan, developed to capitalize the Company and to increase Shareholder Value, is happening.

SFAD, holding an eight (8%) percent equity position in Agenesis Corporation, agreed to distribute one-half of its shares directly to shareholders, so that SFAD shareholders would thereupon have an opportunity for shares in Agenesis as well as SFAD. Agenesis Corporation filed its Registration Statement with the SEC on November 14, 2002. The Prospectus relates to the distribution of shares by SFAD to its shareholders.

Twenty Million shares of common stock of Agenesis Corporation will be distributed to holders of record of SFAD common stock and SFAD will continue to own Twenty Million shares of Agenesis after distribution. At the time the distribution is completed, Agenesis will be a separate, publicly owned company.

Additionally, SFAD's Agreement with Agenesis calls for further payment of $100,000 to SFAD Corporate."

Mr. Posner, continued, "We have high hopes for Agenesis Corporation's continued and long term success. Their management and directors are extremely experienced in all vital business aspects, a requirement in today's market place. Warren Gilbert, Agenesis President, is a seasoned professional, as well as Chairman and President of Gilder Funding Corp., a venture capital firm. Juacane Reynolds, Director of Human Resources, was formerly the Director of Sales and Marketing for RJ Reynolds Nabisco.

Management believes that this transaction enables a giant step forward for SFAD
- in capitalizing the Company, providing ongoing income for the Company through the sale of Agenesis stock, adding significant Asset Valuation to the Company's Balance Sheet, while contributing to increasing Shareholder value. These factors empower a growing platform for the Company's plan of future acquisitions and other growth opportunities."

FORWARD LOOKING STATEMENTS: This news release may contain forward looking statements pursuant to the provisions of the Private Securities Litigation Reform Act of 1995, as amended, that may involve risks and uncertainties. These and other risks are described from time to time in the SEC reports filed by Safe Technologies International, Inc.

SOURCE: Safe Technologies International, Inc.
CONTACT: investor.relations@safetechnologies.com
TEL: 561-832-2700
WEB: www.safetechnologies.com